Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2014

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the fourth quarter and full year 2014 ended December 28, 2014. Fairchild reported fourth quarter sales of $336.6 million, down 12 percent from the prior quarter and 1 percent from the fourth quarter of 2013.

Fairchild reported a fourth quarter net loss of $42.7 million or $0.36 per diluted share compared to a net loss of $1.0 million or $0.01 per diluted share in the prior quarter and net income of $0.9 million or $0.01 per diluted share in the fourth quarter of 2013. Gross margin was 31.0 percent compared to 34.8 percent in the prior quarter and 30.9 percent in the year-ago quarter. The fourth quarter 2014 net loss included the impact of a $36.8 million non-cash valuation reserve for deferred tax assets in Korea.

Fairchild reported fourth quarter adjusted gross margin of 32.4 percent, down 290 basis points from the prior quarter and 110 basis points higher than the fourth quarter of 2013. Adjusted gross margin excludes accelerated depreciation related to factory closures. Adjusted net income was $11.9 million or $0.10 per diluted share, compared to $34.4 million or $0.28 per diluted share in the prior quarter and $13.5 million or $0.11 per diluted share in the fourth quarter of 2013. See the Reconciliation of Net Income (Loss) to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

Full year revenue for 2014 was 2% higher than 2013 at $1.43 billion. Fairchild reported a net loss of $35.2 million or $0.29 per diluted share in 2014, compared to net income of $5.0 million or $0.04 per diluted share in 2013. Adjusted net income for 2014 was $76.4 million or $0.62 per diluted share, compared to $34.6 million or $0.27 per diluted share in 2013.

“Incoming order volume increased in December and has accelerated so far in January,” said Mark Thompson, Fairchild’s chairman, president and CEO. “Distributors decreased inventory of our products by approximately $8 million sequentially resulting in a lean 9 weeks of inventory which impacted our fourth quarter results but positions us well for the first half of 2015. We expect seasonally higher sales for our products serving the automotive, industrial and appliance end markets offset by normal weakness for consumer-related products in the first quarter. We also forecast modest sequential sales growth for our products supporting the mobile end market.”

“Our sales growth in 2014 was driven by strong demand for products serving the automotive, battery charging, lighting, communications infrastructure and data center end markets,” stated Thompson. “This growth was partially offset by lower demand across the year from one large customer. Looking forward, 2015 promises to be an exciting year for Fairchild as we complete our manufacturing consolidation which we expect will significantly improve our manufacturing flexibility and profitability.”

Fourth Quarter and Full Year Financials

“Adjusted gross margin decreased sequentially due primarily to lower factory loadings in the prior quarter and higher excess inventory adjustments,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were down 4 percent sequentially to less than $92 million due to further cost reductions and lower variable compensation. We reduced factory utilization in the fourth quarter to adjust to the lower sales level which was partially offset by the $12 million inventory build to support our manufacturing consolidation. Free cash flow was $33 million for the fourth quarter and up 38% for the full year 2014 to $139 million. We repurchased 10 million shares of our stock for $142 million in 2014 to end the year with total cash and securities exceeding our debt by $155 million.”

Forward Guidance

“We expect sales to be in the range of $340 to $360 million for the first quarter,” said Frey. “We expect adjusted gross margin to be 31.0 to 32.0 percent due primarily to lower factory loadings from the prior quarter and the resumption of some payroll related taxes. We anticipate R&D and SG&A spending to be $94 to $96 million due primarily to the resumption of FICA and other payroll related taxes. The adjusted tax rate is forecast at 12 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended			Year Ended
	December 28, 2014	September 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Total revenue	$336.6	$381.1	$341.1	$1,433.4	$1,405.4
Cost of sales (1)	232.2	248.3	235.6	967.8	988.9

Gross margin	104.4	132.8	105.5	465.6	416.5

Gross margin %	31.0%	34.8%	30.9%	32.5%	29.6%

Operating expenses:
Research and development (2)	40.1	41.6	40.2	165.8	171.6
Selling, general and administrative (3)	51.6	53.8	49.9	215.9	205.7
Amortization of acquisition-related intangibles	2.1	2.1	3.9	10.6	15.5
Restructuring, impairments, and other costs	7.3	31.7	7.8	49.8	15.9
Charge for (release of) litigation	—	—	—	4.4	(12.6)

Total operating expenses	101.1	129.2	101.8	446.5	396.1

Operating income	3.3	3.6	3.7	19.1	20.4
Other expense, net	1.3	1.5	1.6	6.5	9.2

Income before income taxes	2.0	2.1	2.1	12.6	11.2

Provision for income taxes	44.7	3.1	1.2	47.8	6.2

Net income (loss)	$(42.7)	$(1.0)	$0.9	$(35.2)	$5.0

Net income (loss) per common share:
Basic	$(0.36)	$(0.01)	$0.01	$(0.29)	$0.04

Diluted	$(0.36)	$(0.01)	$0.01	$(0.29)	$0.04

Weighted average common shares:
Basic	118.0	119.5	126.6	121.4	127.2

Diluted	118.0	119.5	127.9	121.4	128.7

(1) Equity compensation expense included in cost of sales	$1.3	$1.5	$1.3	$5.3	$4.9
(2) Equity compensation expense included in research and development	$2.1	$2.2	$1.9	$8.4	$7.5
(3) Equity compensation expense included in selling, general and administrative	$4.2	$4.7	$3.4	$18.9	$15.5

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 28, 2014	September 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Net income (loss)	$(42.7)	$(1.0)	$0.9	$(35.2)	$5.0
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	7.3	31.7	7.8	49.8	15.9
Write off of equity investments	—	—	—	—	3.0
Accelerated depreciation on assets related to factory closures (1)	4.7	1.8	1.2	6.5	8.7
Write down of asset held for sale	—	—	—	1.9	—
Gain on sale of equity investment	—	—	—	(1.4)	—
Charge for (release of) litigation	—	—	—	4.4	(12.6)
Amortization of acquisition-related intangibles	2.1	2.1	3.9	10.6	15.5
Associated net tax effects of the above and other acquisition-related intangibles	3.7	(0.2)	(0.3)	3.0	(0.9)
Change in deferred tax asset value	36.8	—	—	36.8	—

Adjusted net income	$11.9	$34.4	$13.5	$76.4	$34.6

Adjusted net income per common share:
Basic	$0.10	$0.29	$0.11	$0.63	$0.27

Diluted	$0.10	$0.28	$0.11	$0.62	$0.27

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 28, 2014	September 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Gross margin	$104.4	$132.8	$105.5	$465.6	$416.5
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to factory closures	4.7	1.8	1.2	6.5	8.7

Adjusted gross margin	$109.1	$134.6	$106.7	$472.1	$425.2

Adjusted gross margin %	32.4%	35.3%	31.3%	32.9%	30.3%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 28, 2014	September 28, 2014	December 29, 2013

ASSETS
Current assets:
Cash and cash equivalents	$352.9	$335.0	$417.8
Short-term marketable securities	0.1	0.2	0.1
Receivables, net	124.0	142.3	127.4
Inventories	264.9	253.2	228.1
Other current assets	43.4	51.3	51.2

Total current assets	785.3	782.0	824.6

Property, plant and equipment, net	627.7	648.3	707.9
Intangible assets, net	37.2	40.0	31.7
Goodwill	209.2	211.3	169.3
Long-term securities	2.2	2.2	2.2
Other assets	30.5	63.5	60.3

Total assets	$1,692.1	$1,747.3	$1,796.0

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106.2	$110.8	$95.8
Accrued expenses and other current liabilities	129.6	107.4	88.0

Total current liabilities	235.8	218.2	183.8

Long-term debt	200.1	200.1	200.1
Other liabilities	58.7	69.3	48.0

Total liabilities	494.6	487.6	431.9

Temporary equity - deferred stock units	4.0	3.7	3.6
Total stockholders’ equity	1,193.5	1,256.0	1,360.5

Total liabilities, temporary equity and stockholders’ equity	$1,692.1	$1,747.3	$1,796.0

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 28, 2014	December 28, 2014	December 29, 2013
Cash flows from operating activities:
Net income (loss)	$(42.7)	$(35.2)	$5.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.2	139.7	145.2
Non-cash stock-based compensation expense	7.6	32.6	27.9
Non-cash restructuring and impairments expense	0.4	1.9	1.5
Gain on sale of equity investment	—	(1.4)	—
Deferred income taxes, net	40.8	34.9	(4.8)
Charge for (release of) litigation	—	4.4	(12.6)
Other	(2.9)	3.2	5.2
Changes in operating assets and liabilities, net of effects of acquisitions	5.9	13.6	8.7

Net cash provided by operating activities	46.3	193.7	176.1

Cash flows from investing activities:
Capital expenditures	(13.2)	(54.5)	(75.2)
Disposals of property, plant and equipment, net	3.8	3.8	—
Proceeds from sale of equity investment	—	2.1	—
Maturity of marketable securities	—	—	0.3
Other	0.2	(1.6)	(2.1)
Acquisitions and divestitures, net of cash acquired	—	(56.6)	—

Net cash used in investing activities	(9.2)	(106.8)	(77.0)

Cash flows from financing activities:
Repayment of long-term debt	—	(200.0)	(50.0)
Borrowing from revolving credit facility	—	200.0	—
Proceeds from issuance of stock for share-based compensation arrangements	0.1	1.5	1.1
Purchase of treasury stock	(17.8)	(142.4)	(29.0)
Shares withheld for employees taxes	(1.5)	(9.2)	(9.3)
Other	—	(1.7)	—

Net cash used in financing activities	(19.2)	(151.8)	(87.2)

Net change in cash and cash equivalents	17.9	(64.9)	11.9
Cash and cash equivalents at beginning of period	335.0	417.8	405.9

Cash and cash equivalents at end of period	$352.9	$352.9	$417.8

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 28, 2014	December 28, 2014	December 29, 2013

Net cash provided by operating activities	$46.3	$193.7	$176.1
Capital expenditures	(13.2)	(54.5)	(75.2)

Free cash flow	$33.1	$139.2	$100.9

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com